UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
FORM 8-K
____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2012

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)
1415 Louisiana Street, Suite 2700
Houston, Texas  77002
(Address of principal executive offices, including zip code)

(281) 408-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary Increases

On April 24, 2012, the Board of Directors (the “Board”) of Eagle Rock Energy G&P, LLC (the “Company”), the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”), approved, on the recommendation of the Compensation Committee (the “Committee”) of the Board, certain changes to the target total direct compensation of our named executive officers of the Company in the form of base salary increases.  The Company engaged Pearl Meyer & Partners, an independent compensation consultant, to assist the Company in gathering information and data regarding executive compensation within the market in which the Company competes for executive talent prior to recommending any changes to the compensation of the Company's named executive officers.

The Company's named executive officers are as follows: (1) Joseph A. Mills, Chairman of the Board and Chief Executive Officer; (2) Jeffrey P. Wood, Senior Vice President and Chief Financial Officer; (3) Charles C. Boettcher, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary; (4) Joseph E. Schimelpfening, Senior Vice President, Upstream Business; and (5) Steven G. Hendrickson, Senior Vice President, Technical Evaluations.   The Board approved the following increases to the base salaries of each of the named executive officers, to be effective on May 1, 2012:

Officer	Previous Base Salary ($)	New Base Salary ($)	Resulting Salary Increase (%)
Mr. Mills	500,000	560,000	12%
Mr. Wood	290,000	320,000	10%
Mr. Boettcher	263,000	290,000	10%
Mr. Schimelpfening	244,000	290,000	19%
Mr. Hendrickson	234,000	260,000	11%

        The Board determined that Target Bonus Percentages for 2012 under the Company's 2012 Short Term Incentive Bonus Plan for each of the named executive officers will remain the same as they were in 2011.

Grant of Restricted Common Units

On April 24, 2012, the Board approved, on the recommendation of the Compensation Committee, a grant of restricted common units (the “Restricted Units”) pursuant to the Partnership's amended and restated Long Term Incentive Plan (the “Plan”) to named executive officers of the Company as indicated in the following table:

Award Recipient	Number of Restricted Units
Joseph A. Mills	155,000
Jeffrey P. Wood	55,000
Charles C. Boettcher	45,000
Joseph E. Schimelpfening	45,000
Steven G. Hendrickson	40,000

The grants of Restricted Units to the named executive officers were made pursuant to a Restricted Unit Agreement (an “Agreement”) on April 26, 2011.   The form of Agreement is as approved by the Board and filed as Exhibit 10.1 to the Partnership's Current Report on Form 8-K filed on September 30, 2010, which is incorporated by reference herein, except that the Agreement expressly provides that the recipient will not receive the distribution for the first quarter of 2012 as prescribed by the Board, on recommendation of the Compensation Committee.

The Restricted Units are subject to restrictions on transferability and a substantial risk of forfeiture and are intended to retain and motivate members of the Company's management.  Award recipients have all the rights of a unitholder in the Partnership with respect to the Restricted Units, including the right to receive distributions thereon if and when distributions are made by the Partnership to its unitholders (except with respect to the first quarter 2012 distribution).  The Restricted Units vest and the forfeiture restrictions will lapse in substantially equal one-third (1/3) increments on each of May 15, 2013, May 15, 2014 and May 15, 2015, so long as the award recipient remains continuously employed by the Company and its affiliates.

If an award recipient's service with the Company or its affiliates is terminated prior to full vesting of the Restricted Units due to death or “disability” (as such term is defined in the Agreement), then all unvested Restricted Units will immediately vest in full as of the date of such termination.  If an award recipient's service with the Company or its affiliates is terminated prior to full vesting of the Restricted Units for any other reason, then the award recipient will forfeit all unvested Restricted Units to the Company, except that: (i) if an award recipient's service is terminated either by the Company (or an affiliate) without “cause” or by the award recipient for “good reason” (as such terms are defined in the Agreement), then the Compensation Committee has the discretion to accelerate the vesting of all or any portion of the unvested Restricted Units and any Restricted Units that the Compensation Committee does not cause to vest will be forfeited; and (ii) if an award recipient's service is terminated either by the Company (or an affiliate) without “cause” or by the award recipient for “good reason” within two years following the occurrence of a change of control, all unvested Restricted Units will become immediately vested in full.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: April 26, 2012	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and General Counsel